Exhibit 99.1
MATADOR RESOURCES COMPANY REPORTS FIRST QUARTER 2021
FINANCIAL AND OPERATING RESULTS AND ANNOUNCES $100 MILLION IN
BORROWINGS REPAID IN FIRST QUARTER 2021

DALLAS, Texas, April 28, 2021 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the first quarter of 2021. A short slide presentation summarizing the highlights of Matador’s first quarter 2021 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

First Quarter 2021 Management Summary Comments

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “On both our website and the webcast planned for tomorrow’s earnings conference call is a set of six slides identified as ‘Chairman’s Remarks’ (Slides A through F) to add color and detail to my remarks. We invite you to review these slides in conjunction with my comments below, which are intended to provide context for the first quarter of 2021 compared to Matador’s goals for the year.

First Quarter 2021 Highlights and Significant Achievements

“The first quarter of 2021 was an outstanding quarter for Matador highlighted by a number of significant achievements (see Slide A). The Board and I would like to acknowledge the various efforts of the Matador team to deliver these excellent results despite the challenges we faced in the first quarter due to the pandemic and historically prolonged cold weather conditions experienced in New Mexico and Texas during Winter Storm Uri. In particular, we salute the efforts of the production and marketing teams and our entire field staff for keeping a significant portion of Matador’s oil and natural gas production online and for finding available markets for our products during this unprecedented winter storm. We also express our appreciation to San Mateo, our midstream affiliate, for keeping its gathering, processing and disposal systems operational throughout the winter storm. Notably, we believe San Mateo’s Black River natural gas cryogenic processing plant (the “Black River Processing Plant”) was one of only about 5% of plants in the Delaware Basin to remain operational for the duration of the storm.

“Matador is also pleased to report positive free cash flow once again in the first quarter of 2021. Net cash provided by operating activities in the first quarter was $169.4 million, a 7% sequential increase, leading to first quarter 2021 adjusted free cash flow of $63.9 million, about 5% higher than we achieved in the fourth quarter of 2020 and significantly better than our initial expectations. Given this strong free cash flow, Matador repaid $100 million in borrowings outstanding in the first quarter of 2021, which was in addition to the $35 million repaid during the fourth quarter of 2020. As a result, Matador’s leverage ratio under the reserves-based credit facility has now declined to 2.5x (see Slide B). Matador expects to continue to generate adjusted free cash flow in aggregate for full year 2021 and plans to use a significant portion of this discretionary cash flow primarily to continue reducing the borrowings outstanding under its reserves-based credit facility and then to pay a quarterly dividend to shareholders.

Operations Tracking Key 2021 Milestones, Including Strong Rodney Robinson and Voni Well Results

“Matador’s 2021 priorities and milestones are shown on Slide C. During the first quarter of 2021, we achieved our first significant operational milestone for 2021 when we turned to sales four new Rodney Robinson wells in mid-March. Matador is very pleased with the strong 24-hour initial potential (“IP”) test results from these most recent Rodney Robinson wells, including excellent results from our first two tests of the Third Bone Spring formation on this leasehold (see Slide D). In April 2021, Matador achieved its second key operational milestone for 2021 when we began turning to sales the first 13 Voni wells in the Stateline asset area. The 13 Voni wells all have completed lateral lengths of approximately 12,000 feet, or about 2.3 miles, making them the longest horizontal laterals that Matador has completed to date in the Delaware Basin. Matador has now turned to sales all 13 Voni wells, slightly ahead of schedule, and today we have reported 24-hour IP test results from the first six of these wells (see Slide D).

Matador is very excited by the strong 24-hour IP test results from these six wells, especially the Voni Federal #216H well, a Wolfcamp A-Lower completion, which set a new Matador record for best overall 24-hour IP test result to date in any formation in the Delaware Basin at 5,073 barrels of oil equivalent per day!

Drilling and Completion Costs Continue to Move Lower

“Matador’s operations and asset teams continue to achieve new milestones in their efforts to improve our capital efficiency. Drilling and completion costs per completed lateral foot for the 13 Voni wells turned to sales in April 2021 averaged $610 per completed lateral foot, an all-time low for Matador (see Slide E). This improvement in capital efficiency through our transition to drilling and completing longer laterals has been and continues to be a high priority for Matador.

Looking Ahead

“Matador is already off to a great start in 2021, and we believe the year will continue to be exciting for Matador and its stakeholders as we work to generate free cash flow, pay down debt, pay dividends to our shareholders and grow the value of our midstream assets and our oil and natural gas reserves. As a result, we anticipate our total oil equivalent production should increase by about 20% sequentially in the second quarter while our leverage ratio should continue to shrink. As the asset teams continue generating plenty of new opportunities and San Mateo continues to build revenue and value for Matador and its joint venture partner Five Point (see Slide F), it makes one think, ‘what a difference a year makes.’”

First Quarter 2021 Financial and Operational Highlights

Realized Oil and Natural Gas Prices

•First quarter 2021 weighted average realized oil and natural gas prices, excluding hedging impacts, were $57.05 per barrel and $5.88 per thousand cubic feet, sequential increases of 39% and 98%, respectively, from $40.99 per barrel and $2.97 per thousand cubic feet in the fourth quarter of 2020. Weighted average realized oil and natural gas prices, excluding hedging impacts, also increased year-over-year 24% and 3.5-fold, respectively, from $45.87 per barrel and $1.70 per thousand cubic feet in the first quarter of 2020 to $57.05 per barrel and $5.88 per thousand cubic feet in the first quarter of 2021. These stronger-than-anticipated realized commodity prices, and particularly, the realized natural gas price, resulted in better-than-expected net income, Adjusted EBITDA and adjusted free cash flow during the first quarter of 2021.

Achieved Better-Than-Expected Adjusted Free Cash Flow and Repaid $100 Million in First Quarter 2021

•First quarter 2021 net cash provided by operating activities was $169.4 million (GAAP basis), leading to first quarter 2021 adjusted free cash flow (a non-GAAP financial measure) of $63.9 million, which includes $15.4 million in performance incentives received from a subsidiary of Five Point Energy LLC (“Five Point”), Matador’s joint venture partner in San Mateo (as defined below). These cash flow measures were above Matador’s expectations for the first quarter and allowed the Company to repay $100 million in borrowings outstanding under its reserves-based revolving credit facility in the first quarter and to pay its first quarterly cash dividend of $0.025 per share of common stock.

Net Income, Earnings Per Share and Adjusted EBITDA

•First quarter 2021 net income (GAAP basis) was $60.6 million, or $0.51 per diluted common share, a significant improvement from a net loss of $89.5 million in the fourth quarter of 2020, but a 52% year-over-year decrease from net income of $125.7 million in the first quarter of 2020. The changes in net income (loss) between periods were significantly impacted by a non-cash, unrealized loss on derivatives of $43.4 million in the first quarter of 2021, as compared to a non-cash, unrealized loss on derivatives of $22.7 million in the fourth quarter of 2020, and a non-cash, unrealized gain on derivatives of $136.4 million in the first quarter of 2020.

•First quarter 2021 adjusted net income (a non-GAAP financial measure) was $84.5 million, or $0.71 per diluted common share, a 162% sequential increase from adjusted net income of $32.3 million in the fourth quarter of 2020, and a 265% year-over-year increase from adjusted net income of $23.1 million in the first quarter of 2020.

•First quarter 2021 adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA,” a non-GAAP financial measure) were $198.1 million, a 32% sequential increase from $150.1 million in the fourth quarter of 2020, and a 41% year-over-year increase from $140.6 million in the first quarter of 2020.

Oil, Natural Gas and Oil Equivalent Production

•As summarized in the table below, Matador’s first quarter 2021 average daily oil, natural gas and total oil equivalent production all exceeded the Company’s expectations. The majority of the production outperformance resulted from a prompt return to full production by late February following the partial production shut-ins necessitated by the historically prolonged cold weather conditions experienced in New Mexico and Texas in mid- to late February due to Winter Storm Uri. First quarter 2021 production was also impacted positively by the continued better-than-expected performance from the 13 Boros wells in the Stateline asset area, which were turned to sales in September 2020, as well as by strong initial well performance from four new Rodney Robinson wells turned to sales in mid-March. Natural gas production was also positively impacted by continued strong production from the two significant non-operated Haynesville shale wells turned to sales in the third quarter of 2019 that continue to outperform expectations.

		Production Change (%)
Production	Q1 Average Daily Volume	Sequential(1)	Guidance(2)	Difference(3)	YoY(4)
Total, BOE per day	74,000	-11%	-13% to -15%	+3%	+4%
Oil, Bbl per day	41,500	-14%	-15% to -17%	+2%	+2%
Natural Gas, MMcf per day	194.7	-8%	-10% to -12%	+3%	+6%
(1) As compared to the fourth quarter of 2020.
(2) Production change previously projected, as provided on February 23, 2021.
(3) As compared to midpoint of guidance provided on February 23, 2021.
(4) Represents year-over-year percentage change from the first quarter of 2020.

Drilling and Completion Costs Continue at Record Lows

•Drilling and completion costs for the six operated horizontal wells turned to sales in the first quarter of 2021 averaged $785 per completed lateral foot, a decrease of 8% from average drilling and completion costs of $850 per completed lateral foot achieved in full year 2020. Including the record-low drilling and completion costs associated with the 13 Voni wells noted below, drilling and completion costs associated with these 19 operated horizontal wells turned to sales in 2021 averaged $657 per completed lateral foot.

•Drilling and completion costs for the 13 Voni wells turned to sales in April 2021 averaged $610 per completed lateral foot, a decrease of 28% from average drilling and completion costs of $850 per completed lateral foot in full year 2020 and below the $625 per completed lateral foot realized for all operated horizontal wells turned to sales in the fourth quarter of 2020. Drilling and completion costs of $610 per completed lateral foot for these 13 Voni wells marked a new record low for Matador.

•Matador incurred capital expenditures for drilling, completing and equipping wells (“D/C/E capital expenditures”) of approximately $126 million in the first quarter of 2021, or 11% below the Company’s estimate of $142 million for D/C/E capital expenditures during the quarter. Matador estimates that approximately $6 million of these savings were directly attributable to improved operational efficiencies and lower-than-expected drilling and completion costs in the Delaware Basin. The remainder of these cost savings primarily resulted from the timing of both operated and non-operated drilling and completion activities, and most of these costs are currently expected to be incurred in the second quarter of 2021.

Borrowing Base Reaffirmed and Total Borrowings Better Than Expectations

•As noted above, Matador repaid $100 million in borrowings outstanding under its reserves-based revolving credit facility in the first quarter of 2021. At March 31, 2021, total borrowings outstanding under Matador’s reserves-based credit facility were $340 million, $50 million less than the Company’s expectations for the end of the first quarter. These higher-than-anticipated repayments of borrowings were primarily attributable to Matador’s continued capital and operating cost efficiencies and higher than expected revenues, particularly for natural gas, during the first quarter. Matador plans to use the majority of its anticipated free cash flow in future periods to reduce borrowings and pay quarterly dividends.

•In April 2021, as part of the spring 2021 redetermination process, Matador’s 11 different commercial lenders unanimously reaffirmed the Company’s borrowing base under its reserves-based credit facility at $900 million. Matador’s elected commitment also remained constant at $700 million, and no material changes were made to the terms of the Company’s reserves-based credit facility.

Quarterly Cash Dividend Declared

•On April 26, 2021, Matador announced that its Board of Directors declared a quarterly cash dividend of $0.025 per share of common stock payable on June 3, 2021 to shareholders of record as of May 13, 2021.

Note: All references to Matador’s net income (loss), adjusted net income (loss), Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income (loss), Adjusted EBITDA or adjusted free cash flow, respectively, attributable to third-party non-controlling interests, including in San Mateo Midstream, LLC (“San Mateo”). Matador owns 51% of San Mateo. For a definition of adjusted net income (loss), adjusted earnings (loss) per diluted common share, Adjusted EBITDA and adjusted free cash flow and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Net Production Volumes:(1)
Oil (MBbl)(2)	3,738	4,419	3,697
Natural gas (Bcf)(3)	17.5	19.4	16.7
Total oil equivalent (MBOE)(4)	6,658	7,653	6,476
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	41,537	48,028	40,626
Natural gas (MMcf/d)(6)	194.7	210.9	183.2
Total oil equivalent (BOE/d)(7)	73,983	83,183	71,161
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$57.05	$40.99	$45.87
Oil, with realized derivatives (per Bbl)	$50.08	$38.59	$48.81
Natural gas, without realized derivatives (per Mcf)(8)	$5.88	$2.97	$1.70
Natural gas, with realized derivatives (per Mcf)	$5.89	$2.97	$1.70
Revenues (millions):
Oil and natural gas revenues	$316.2	$238.7	$197.9
Third-party midstream services revenues	$15.4	$15.1	$15.8
Realized (loss) gain on derivatives	$(25.9)	$(10.6)	$10.9
Operating Expenses (per BOE):
Production taxes, transportation and processing	$5.13	$3.53	$3.35
Lease operating	$3.90	$3.20	$4.77
Plant and other midstream services operating	$2.05	$1.62	$1.54
Depletion, depreciation and amortization	$11.24	$11.73	$14.01
General and administrative(9)	$3.33	$2.16	$2.51
Total(10)	$25.65	$22.24	$26.18
Other (millions):
Net sales of purchased natural gas(11)	$1.7	$1.2	$2.5

Net income (loss) (millions)(12)	$60.6	$(89.5)	$125.7
Earnings (loss) per common share (diluted)(12)	$0.51	$(0.77)	$1.08
Adjusted net income (millions)(12)(13)	$84.5	$32.3	$23.1
Adjusted earnings per common share (diluted)(12)(14)	$0.71	$0.27	$0.20
Adjusted EBITDA (millions)(12)(15)	$198.1	$150.1	$140.6
Net cash provided by operating activities (millions)(16)	$169.4	$157.6	$109.4
Adjusted free cash flow (millions)(12)(17)	$63.9	$60.7	$(52.8)
San Mateo net income (millions)(18)	$18.1	$26.2	$19.1
San Mateo Adjusted EBITDA (millions)(15)(18)	$27.6	$35.4	$26.2
San Mateo net cash provided by operating activities (millions)(18)	$41.2	$26.1	$25.2
San Mateo adjusted free cash flow (millions)(16)(17)(18)	$17.0	$21.4	$(44.9)
D/C/E capital expenditures (millions)	$126.0	$63.4	$169.3
Midstream capital expenditures (millions)(19)	$5.4	$7.4	$20.3
(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.

(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.
(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.13, $0.42 and $0.59 per BOE of non-cash, stock-based compensation expense in the first quarter of 2021, the fourth quarter of 2020 and the first quarter of 2020, respectively.
(10) Total does not include the impact of full-cost ceiling impairment charges, purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at San Mateo’s Black River Processing Plant and subsequently sells the residue natural gas and natural gas liquids (“NGL”) to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $4.5 million, $3.9 million and $10.5 million less expenses of $2.9 million, $2.6 million and $8.1 million in the first quarter of 2021, the fourth quarter of 2020 and the first quarter of 2020, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (loss) (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings (loss) per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (loss) (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(16) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(17) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(18) Represents 100% of San Mateo’s net income, net cash provided by operating activities or adjusted free cash flow for each period reported.
(19) Includes Matador’s 51% share of San Mateo’s capital expenditures, net of the applicable portions of the $50 million capital carry of Matador’s proportionate interest in San Mateo provided by Five Point, plus 100% of other immaterial midstream capital expenditures not associated with San Mateo.

Federal Permits Update

Matador is pleased to report that it has received nine new federal drilling permits since the Company’s last update on February 23, 2021. Eight of these new permits are in the Antelope Ridge asset area and one is in the Ranger asset area. Matador has also received several sundries, or amendments, to existing permits over the last two months, which have been beneficial to ongoing drilling operations on its federal leasehold. The Company also continues to submit new applications for permits to drill on its federal leasehold on an ongoing basis.

At April 28, 2021, Matador had secured 174 approved and undrilled federal drilling permits and had 106 additional permits under review by the Bureau of Land Management for future drilling on federal lands across its various asset areas in the Delaware Basin. In the period between February 23 and April 28, 2021, Matador received the nine new permits noted above and used 12 permits in its ongoing drilling operations.

Operations Update

Drilling and Completion Activity

Matador operated three drilling rigs in the Delaware Basin during most of the first quarter of 2021. In late March, the Company added a fourth rig, and Matador expects to operate these four drilling rigs in the Delaware Basin throughout the remainder of 2021 but has the flexibility to reduce the number of rigs based upon market conditions or other factors. Two of these rigs are currently drilling in the Stateline asset area in Eddy County, New Mexico and are expected to operate in the Stateline asset area for the remainder of 2021. The other two rigs are currently drilling in the southern portion of the Arrowhead asset area in Eddy County (the “Greater Stebbins Area”) and are expected to operate primarily in the Greater Stebbins Area and the Rodney Robinson leasehold in the western portion of the Antelope Ridge asset area in Lea County, New Mexico for the remainder of 2021.

Wells Completed and Turned to Sales

During the first quarter of 2021, Matador completed and turned to sales a total of 16 gross (6.0 net) wells in its various Delaware Basin operating areas. This total was comprised of six gross (5.1 net) operated wells and 10 gross (0.9 net) non-operated wells. All six operated wells were two-mile laterals, including four gross (3.8 net) wells on the Rodney Robinson leasehold and two gross (1.3 net) Uncle Ches wells in the Ranger asset area. These six operated wells were turned to sales in mid-March 2021. As a result, these wells did not contribute significantly to Matador’s first quarter production but are expected to be important contributors to Matador’s production in the second quarter of 2021. Matador expects all of the operated wells it turns to sales in 2021 will have lateral lengths greater than one mile, and almost all (98%) of these wells are expected to have lateral lengths of two miles or greater.

	Operated		Non-Operated		Total		Gross Operated and Non-Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Western Antelope Ridge (Rodney Robinson)	4	3.8	-	-	4	3.8	2-WC A, 2-3BS
Antelope Ridge	-	-	4	0.2	4	0.2	4-WC A
Arrowhead	-	-	-	-	-	-	No wells turned to sales in Q1 2021
Ranger	2	1.3	-	-	2	1.3	2-2BS
Rustler Breaks	-	-	6	0.7	6	0.7	6-WC A
Stateline	-	-	-	-	-	-	No wells turned to sales in Q1 2021
Twin Lakes	-	-	-	-	-	-	No wells turned to sales in Q1 2021
Wolf/Jackson Trust	-	-	-	-	-	-	No wells turned to sales in Q1 2021
Delaware Basin	6	5.1	10	0.9	16	6.0
South Texas	-	-	-	-	-	-	No wells turned to sales in Q1 2021
Haynesville Shale	-	-	-	-	-	-	No wells turned to sales in Q1 2021
Total	6	5.1	10	0.9	16	6.0
Note: WC = Wolfcamp; BS = Bone Spring. For example, 2-WC A indicates two Wolfcamp A completions and 2-3BS indicates two Third Bone Spring completions.

Significant Well Results

Rodney Robinson and Uncle Ches Wells

The following table highlights the 24-hour IP test results from the four new Rodney Robinson wells completed and turned to sales in the first quarter of 2021, which continue to show the excellent reservoir quality in multiple formations associated with this leasehold. IP tests for the two Uncle Ches wells are expected to be conducted after these wells are equipped with electrical submersible pumps (ESPs), which is customary for many wells completed and turned to sales in the Ranger and Arrowhead asset areas. Initial flowback results from the Uncle Ches wells, both Second Bone Spring completions, exceeded Matador’s expectations for flow rates and flowing casing pressures, and both wells exhibited initial oil cuts above 90%.

	Completion	24-hr IP	BOE/d /	Oil
Asset Area/Well Name	Interval	(BOE/d)	1,000 ft.(1)	(%)	Comments
Antelope Ridge, Lea County, NM
Rodney Robinson Federal #133H	Third Bone Spring	2,999	303	78%	Tested 2,354 Bbl of oil per day and 3.9 MMcf of natural gas per day. One of the first two tests of Third Bone Spring on this property.
Rodney Robinson Federal #134H	Third Bone Spring	4,768	491	78%	Tested 3,720 Bbl of oil per day and 6.3 MMcf of natural gas per day. One of the first two tests of Third Bone Spring on this property.
Rodney Robinson Federal #203H	Wolfcamp A-XY	4,414	459	77%	Tested 3,383 Bbl of oil per day and 6.2 MMcf of natural gas per day.
Rodney Robinson Federal #204H	Wolfcamp A-XY	4,859	488	77%	Tested 3,754 Bbl of oil per day and 6.6 MMcf of natural gas per day. Best IP test result for any of Matador’s Wolfcamp A-XY completions in the Delaware Basin.
(1) 24-hour IP per 1,000 feet of completed lateral length.

Voni Wells

In April 2021, as anticipated, Matador began turning to sales the 13 Voni wells in the western portion of the Company’s Stateline asset area. As a result, Matador has now held by production all 4,000 net acres of its federal acreage in the Stateline and Rodney Robinson leaseholds. In addition, Matador estimates that approximately 75% of its federal leasehold in the Delaware Basin is held by production and that almost all of the Company’s remaining federal leasehold in the Delaware Basin is not subject to expiration before 2028. All 13 Voni wells have completed lateral lengths of approximately 12,000 feet, or about 2.3 miles, making them the longest horizontal laterals that Matador has completed to date in the Delaware Basin. The 13 Voni wells include one First Bone Spring completion, four Second Bone Spring completions, four Wolfcamp A-XY completions and four Wolfcamp A-Lower completions. These 13 wells were all drilled and completed without any material deviations from the Company’s initial drilling plans.

The table below highlights the 24-hour IP test results from the first six Voni wells, which reflect the excellent reservoir quality in multiple formations associated with the Stateline asset area. These six Voni wells are currently producing at restricted flow rates through the Company’s production facilities in the Stateline asset area while the additional seven wells are cleaning up, but 24-hour IP tests have not yet been conducted on the additional wells. All oil, natural gas and water from these wells are being gathered via pipeline by San Mateo.

	Completion	24-hr IP	BOE/d /	Oil
Asset Area/Well Name	Interval	(BOE/d)	1,000 ft.(1)	(%)	Comments
Stateline, Eddy County, NM
Voni Federal #123H	Second Bone Spring	3,177	259	68%	Tested 2,158 Bbl of oil per day and 6.1 MMcf of natural gas per day.
Voni Federal #124H	Second Bone Spring	3,084	252	70%	Tested 2,156 Bbl of oil per day and 5.6 MMcf of natural gas per day.
Voni Federal #204H	Wolfcamp A-XY	2,835	235	59%	Tested 1,675 Bbl of oil per day and 7.0 MMcf of natural gas per day.
Voni Federal #216H	Wolfcamp A-Lower	5,073	423	60%	Tested 3,031 Bbl of oil per day and 12.2 MMcf of natural gas per day. Set a Matador record for the best overall IP test result to date in any formation in the Delaware Basin.
Voni Federal #217H	Wolfcamp A-Lower	4,619	384	59%	Tested 2,735 Bbl of oil per day and 11.3 MMcf of natural gas per day. Among the best overall IP test results for Matador in the Delaware Basin.
Voni Federal #218H	Wolfcamp A-Lower	3,587	297	59%	Tested 2,122 Bbl of oil per day and 8.8 MMcf of natural gas per day.
(1) 24-hour IP per 1,000 feet of completed lateral length.

Realized Commodity Prices

Oil Prices

Matador’s weighted average realized oil price, excluding derivatives, increased 39% sequentially from $40.99 per barrel in the fourth quarter of 2020 to $57.05 per barrel in the first quarter of 2021. Matador’s weighted average oil price differential relative to the West Texas Intermediate (“WTI”) benchmark, inclusive of the monthly roll and transportation costs, improved from ($1.71) per barrel in the fourth quarter of 2020 to ($1.09) per barrel in the first quarter of 2021.

For the second quarter of 2021, Matador’s weighted average oil price differential relative to the WTI benchmark price, inclusive of the monthly roll and transportation costs, is anticipated to be in the range of ($1.00) to ($2.00) per barrel.

Matador’s realized loss on derivatives of approximately $25.9 million in the first quarter of 2021 was primarily attributable to the significant increase in WTI oil prices during the first quarter of 2021, resulting in WTI oil prices that were above the strike prices for most of the Company’s oil swaps and costless collars. Please see the accompanying slide presentation for a more complete summary of Matador’s current hedging positions.

Natural Gas Prices

Matador’s weighted average realized natural gas price, excluding derivatives, increased 98% sequentially from $2.97 per thousand cubic feet in the fourth quarter of 2020 to $5.88 per thousand cubic feet in the first quarter of 2021, well above the Company’s expectations for the first quarter. While most of Matador’s natural gas production is typically sold at prices established at the beginning of each month by the various markets where the Company sells its natural gas production, certain volumes of its natural gas production are sold at daily market prices. During the first quarter of 2021, and particularly during the period associated with Winter Storm Uri, these daily market prices for natural gas were often well above the monthly market prices, resulting in an associated increase in the Company’s weighted average realized natural gas price for the first quarter of 2021. NGL prices were also strong in the first quarter of 2021, which further contributed to Matador’s first quarter weighted average realized natural gas price. Matador is a two-stream reporter, and the revenues associated with its NGL production are included in the weighted average realized natural gas price.

For the second quarter of 2021, Matador’s weighted average natural gas price differential relative to the Henry Hub benchmark price is anticipated to be in the range of +$0.50 to +$1.00 per thousand cubic feet.

Operating Expenses

On a unit of production basis:

•Production taxes, transportation and processing expenses increased 45% sequentially from $3.53 per BOE in the fourth quarter of 2020 to $5.13 per BOE in the first quarter of 2021. This increase was primarily attributable to increased production taxes associated with record oil and natural gas revenues of $316.2 million reported by Matador in the first quarter.

•Lease operating expenses increased 22% sequentially from an all-time low of $3.20 per BOE in the fourth quarter of 2020 to $3.90 per BOE in the first quarter of 2021. This increase was primarily attributable to additional operating expenses associated with Winter Storm Uri. In any given year, lease operating expenses historically tend to be higher during the first quarter due to additional costs associated with preparing for and handling winter weather. Although higher than the prior quarter, lease operating expenses of $3.90 per BOE in the first quarter of 2021 still marked a record low for lease operating expenses per BOE reported by Matador during the first quarter of any year since Matador became a public company in February 2012.

•General and administrative expenses per BOE increased 54% sequentially from an all-time low of $2.16 per BOE in the fourth quarter of 2020 to $3.33 per BOE in the first quarter of 2021. This increase was primarily attributable to an increase in stock-based compensation expense recorded during the first quarter associated with cash-settled stock awards, the values of which are remeasured for each reporting period based upon changes in the Company’s share price during the period. Matador’s share price increased by 94% from $12.06 at December 31, 2020 to $23.45 at March 31, 2021. In March 2021, Matador also restored the COVID-related Company-wide compensation reductions implemented beginning in the first quarter of 2020.

In addition to the specific reasons noted above, Matador’s operating expenses on a unit-of-production basis were also impacted during the first quarter of 2021 by the 11% sequential decline in total oil equivalent production (which was better than anticipated) in the first quarter. Matador anticipates that each of these operating expenses on a unit-of-production basis will improve in the second quarter of 2021 as the Company’s total oil equivalent production is expected to increase by 19 to 22% sequentially as noted in the following section.

Full-Year and Second Quarter 2021 Guidance Estimates

Full-Year 2021 Guidance Estimates

At April 28, 2021, Matador made no changes to its full-year 2021 guidance estimates for oil, natural gas or total oil equivalent production or capital expenditures from those originally provided on February 23, 2021.

Second Quarter 2021 Completions and Production Cadence Update

Second Quarter 2021 Estimated Drilling and Completion Activity

As noted above, Matador expects to operate four drilling rigs in the Delaware Basin during the second quarter of 2021, with two of these rigs operating in the Stateline asset area and the other two rigs operating primarily in the Greater Stebbins Area. Matador expects to complete and turn to sales 15 gross (14.7 net) operated wells in the second quarter of 2021, including the first 13 Voni wells in the Stateline asset area and two wells, both Second Bone Spring completions, in the Wolf asset area.

Second Quarter 2021 Estimated Oil, Natural Gas and Oil Equivalent Production

The table below provides Matador’s estimates for anticipated quarterly sequential changes in the Company’s average daily total oil equivalent, oil and natural gas production for the second quarter of 2021 as of April 28, 2021.

Estimated Sequential Change from Q1 2021
Period	Average Daily Total Production	Average Daily Oil Production	Average Daily Natural Gas Production
Q2 2021	+19% to +22%	+21% to +24%	+16% to +19%

San Mateo Highlights and Update

Operating Highlights and Financial Results

San Mateo’s operations in the first quarter of 2021 were highlighted by sequentially lower but better-than-expected volumes and financial results. As anticipated, sequential natural gas gathering and processing, water handling and oil gathering and transportation volumes all declined in the first quarter of 2021, primarily as a result of the sequential declines noted above in Matador’s oil, natural gas and water production, but also due to production impacts suffered by San Mateo’s other customers resulting from Winter Storm Uri. In addition, first quarter 2021 volumes do not include the full quantity of volumes that would have otherwise been delivered by San Mateo customers subject to minimum volume commitments, but for which San Mateo recognized revenues during the first quarter of 2021. San Mateo anticipates that natural gas gathering and processing, water handling and oil gathering and transportation volumes should all increase significantly in the second quarter of 2021 as the first 13 Voni wells are turned to sales in the Stateline asset area, along with two new wells in the Wolf asset area.

Operating Highlights

During the first quarter of 2021, San Mateo:

•Handled an average of 233,000 barrels of produced water per day, an 11% sequential decrease, as compared to 260,000 barrels per day in the fourth quarter of 2020, but an 8% year-over-year increase, as compared to 216,000 barrels per day in the first quarter of 2020.

•Gathered or transported an average of 35,000 barrels of oil per day, an 18% sequential decrease, as compared to 42,500 barrels of oil per day in the fourth quarter of 2020, but a 31% year-over-year increase, as compared to 26,800 barrels per day in the first quarter of 2020.

•Gathered an average of 191 million cubic feet of natural gas per day, a 12% sequential decrease, as compared to 216 million cubic feet per day in the fourth quarter of 2020, and a 5% year-over-year decrease, as compared to 201 million cubic feet per day in the first quarter of 2020.

•Processed an average of 158 million cubic feet of natural gas per day at its Black River Processing Plant, a 10% sequential decrease, as compared to 175 million cubic feet per day in the fourth quarter of 2020, and an 11% year-over-year decrease, as compared to 177 million cubic feet per day in the first quarter of 2020.

Financial Results

During the first quarter of 2021, San Mateo achieved better-than-anticipated financial results as described below, including:

•Net income (GAAP basis) of $18.1 million, a 31% sequential decrease from $26.2 million in the fourth quarter of 2020, and a 5% year-over-year decrease from $19.1 million in the first quarter of 2020. This quarterly result was above the Company’s expectations for the first quarter, primarily resulting from better-than-expected volumes from Matador and other customers attributable to San Mateo maintaining operations during Winter Storm Uri and lower-than-projected operating costs.

•Adjusted EBITDA (a non-GAAP financial measure) of $27.6 million, a 22% sequential decrease from $35.4 million in the fourth quarter of 2020, but a 5% year-over-year increase from $26.2 million in the first quarter of 2020. This quarterly result was above the Company’s expectations for the first quarter by about $6 million for the reasons noted above. San Mateo’s net income and Adjusted EBITDA are both expected to increase sequentially in the second quarter of 2021.

•Net cash provided by San Mateo operating activities (GAAP basis) of $41.2 million, leading to San Mateo adjusted free cash flow (a non-GAAP financial measure) of $17.0 million. San Mateo expects to continue generating adjusted free cash flow, assuming a maintenance level of capital expenditures in future periods.

•In April 2021, San Mateo repaid $19 million in total borrowings under its credit facility. Total borrowings outstanding under the San Mateo credit facility at April 28, 2021 were $315 million. The San Mateo credit facility is non-recourse with respect to Matador.

Capital Expenditures

Matador’s portion of San Mateo’s capital expenditures was approximately $5 million in the first quarter of 2021, about $2 million less than the Company’s estimate of $7 million for the quarter, primarily attributable to both cost savings on completed projects and the timing of various operations.

Conference Call Information

The Company will host a live conference call on Thursday, April 29, 2021, at 9:00 a.m. Central Time to review its first quarter 2021 operational and financial results. To access the live conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The conference ID and passcode is 3738118. The conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay of the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab through May 31, 2021.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, the payment of dividends, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; the impact of the worldwide spread of the novel coronavirus, or COVID-19, on oil and natural gas demand, oil and natural gas prices and our business; the operating results of the Company’s midstream joint venture’s Black River cryogenic natural gas processing plant; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering and transportation systems and the drilling of any additional produced water disposal wells; and other important factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	March 31, 2021	December 31, 2020
ASSETS
Current assets
Cash	$17,924	$57,916
Restricted cash	30,333	33,467
Accounts receivable
Oil and natural gas revenues	121,825	85,098
Joint interest billings	43,331	34,823
Other	11,658	17,212
Derivative instruments	4,071	6,727
Lease and well equipment inventory	11,045	10,584
Prepaid expenses and other current assets	16,677	15,802
Total current assets	256,864	261,629
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	5,407,305	5,295,931
Unproved and unevaluated	925,259	902,133
Midstream properties	851,412	841,695
Other property and equipment	29,802	29,561
Less accumulated depletion, depreciation and amortization	(3,776,414)	(3,701,551)
Net property and equipment	3,437,364	3,367,769
Other assets
Derivative instruments	422	2,570
Other long-term assets	44,231	55,312
Total assets	$3,738,881	$3,687,280
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$30,198	$13,982
Accrued liabilities	143,074	119,158
Royalties payable	71,790	66,049
Amounts due to affiliates	8,533	4,934
Derivative instruments	83,805	45,186
Advances from joint interest owners	7,000	4,191
Other current liabilities	32,012	37,436
Total current liabilities	376,412	290,936
Long-term liabilities
Borrowings under Credit Agreement	340,000	440,000
Borrowings under San Mateo Credit Facility	334,000	334,000
Senior unsecured notes payable	1,041,393	1,040,998
Asset retirement obligations	38,720	37,919
Deferred income taxes	2,499	—
Other long-term liabilities	25,324	30,402
Total long-term liabilities	1,781,936	1,883,319
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 116,871,689 and 116,847,003 shares issued; and 116,779,751 and 116,844,768 shares outstanding, respectively	1,169	1,169
Additional paid-in capital	2,043,703	2,027,069
Accumulated deficit	(683,973)	(741,705)
Treasury stock, at cost, 91,938 and 2,235 shares, respectively	(1,504)	(3)
Total Matador Resources Company shareholders’ equity	1,359,395	1,286,530
Non-controlling interest in subsidiaries	221,138	226,495
Total shareholders’ equity	1,580,533	1,513,025
Total liabilities and shareholders’ equity	$3,738,881	$3,687,280

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended March 31,
	2021	2020
Revenues
Oil and natural gas revenues	$316,233	$197,914
Third-party midstream services revenues	15,438	15,830
Sales of purchased natural gas	4,510	10,544
Realized (loss) gain on derivatives	(25,913)	10,867
Unrealized (loss) gain on derivatives	(43,423)	136,430
Total revenues	266,845	371,585
Expenses
Production taxes, transportation and processing	34,174	21,716
Lease operating	25,939	30,910
Plant and other midstream services operating	13,663	9,964
Purchased natural gas	2,855	8,058
Depletion, depreciation and amortization	74,863	90,707
Accretion of asset retirement obligations	500	476
General and administrative	22,188	16,222
Total expenses	174,182	178,053
Operating income	92,663	193,532
Other income (expense)
Interest expense	(19,650)	(19,812)
Other (expense) income	(675)	1,320
Total other expense	(20,325)	(18,492)
Income before income taxes	72,338	175,040
Income tax provision (benefit)
Deferred	2,840	39,957
Income tax provision	2,840	39,957
Net income	69,498	135,083
Net income attributable to non-controlling interest in subsidiaries	(8,853)	(9,354)
Net income attributable to Matador Resources Company shareholders	$60,645	$125,729
Earnings per common share
Basic	$0.52	$1.08
Diluted	$0.51	$1.08
Weighted average common shares outstanding
Basic	116,807	116,607
Diluted	118,669	116,684

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended March 31,
	2021	2020
Operating activities
Net income	$69,498	$135,083
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized loss (gain) on derivatives	43,423	(136,430)
Depletion, depreciation and amortization	74,863	90,707
Accretion of asset retirement obligations	500	476
Stock-based compensation expense	855	3,794
Deferred income tax provision	2,840	39,957
Amortization of debt issuance cost	724	684
Changes in operating assets and liabilities
Accounts receivable	(39,680)	36,342
Lease and well equipment inventory	112	(1,296)
Prepaid expenses and other current assets	(802)	174
Other long-term assets	19	1,749
Accounts payable, accrued liabilities and other current liabilities	8,560	(58,562)
Royalties payable	5,741	384
Advances from joint interest owners	2,809	(3,598)
Other long-term liabilities	(67)	(92)
Net cash provided by operating activities	169,395	109,372
Investing activities
Drilling, completion and equipping capital expenditures	(85,986)	(133,170)
Acquisition of oil and natural gas properties	(6,676)	(40,824)
Midstream capital expenditures	(16,380)	(73,439)
Expenditures for other property and equipment	(133)	(787)
Proceeds from sale of assets	280	—
Net cash used in investing activities	(108,895)	(248,220)
Financing activities
Repayments of borrowings under Credit Agreement	(100,000)	—
Borrowings under Credit Agreement	—	60,000
Repayments of borrowings under San Mateo Credit Facility	(11,000)	—
Borrowings under San Mateo Credit Facility	11,000	19,500
Cost to amend credit facilities	—	(660)
Dividends paid	(2,913)	—
Contributions related to formation of San Mateo	15,376	14,700
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	—	50,000
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(14,210)	(11,515)
Taxes paid related to net share settlement of stock-based compensation	(1,721)	(1,336)
Other	(158)	(174)
Net cash (used in) provided by financing activities	(103,626)	130,515
Decrease in cash and restricted cash	(43,126)	(8,333)
Cash and restricted cash at beginning of period	91,383	65,128
Cash and restricted cash at end of period	$48,257	$56,795

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA for San Mateo includes the combined financial results of San Mateo Midstream, LLC and San Mateo Midstream II, LLC prior to their October 2020 merger. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP. All reference to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to non-controlling interests, including in San Mateo.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation.  The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges.  In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2021	2020	2020
Unaudited Adjusted EBITDA Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$60,645	$(89,454)	$125,729
Net income attributable to non-controlling interest in subsidiaries	8,853	12,861	9,354
Net income (loss)	69,498	(76,593)	135,083
Interest expense	19,650	20,352	19,812
Total income tax provision (benefit)	2,840	(2,230)	39,957
Depletion, depreciation and amortization	74,863	89,749	90,707
Accretion of asset retirement obligations	500	499	476
Full-cost ceiling impairment	—	109,579	—
Unrealized loss (gain) on derivatives	43,423	22,737	(136,430)
Non-cash stock-based compensation expense	855	3,176	3,794
Net loss on asset sales and impairment	—	200	—
Consolidated Adjusted EBITDA	211,629	167,469	153,399
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(13,514)	(17,350)	(12,823)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$198,115	$150,119	$140,576

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2021	2020	2020
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$169,395	$157,623	$109,372
Net change in operating assets and liabilities	23,308	(9,788)	24,899
Interest expense, net of non-cash portion	18,926	19,634	19,128
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(13,514)	(17,350)	(12,823)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$198,115	$150,119	$140,576

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2021	2020	2020
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$18,068	$26,247	$19,088
Depletion, depreciation and amortization	7,523	7,277	4,600
Interest expense	1,928	1,827	2,437
Accretion of asset retirement obligations	60	56	45
Adjusted EBITDA	$27,579	$35,407	$26,170

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2021	2020	2020
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$41,198	$26,131	$25,244
Net change in operating assets and liabilities	(15,308)	7,716	(1,341)
Interest expense, net of non-cash portion	1,689	1,560	2,267
Adjusted EBITDA	$27,579	$35,407	$26,170

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share.  These non-GAAP items are measured as net income (loss) attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring expense items, along with the related tax effect for all periods.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures.  Additionally, these non-GAAP financial measures may be different than similar measures used by other companies.  The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers.  In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by industry analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income (loss) attributable to Matador Resources Company shareholders.

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$60,645	$(89,454)	$125,729
Total income tax provision (benefit)	2,840	(2,230)	39,957
Income (loss) attributable to Matador Resources Company shareholders before taxes	63,485	(91,684)	165,686
Less non-recurring and unrealized charges to income (loss) before taxes:
Full-cost ceiling impairment	—	109,579	—
Unrealized loss (gain) on derivatives	43,423	22,737	(136,430)
Net loss on asset sales and impairment	—	200	—
Adjusted income attributable to Matador Resources Company shareholders before taxes	106,908	40,832	29,256
Income tax expense(1)	22,451	8,575	6,144
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$84,457	$32,257	$23,112

Weighted average shares outstanding, including participating securities - basic	116,807	116,840	116,607
Dilutive effect of options and restricted stock units	1,862	704	77
Weighted average common shares outstanding - diluted	118,669	117,544	116,684
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$0.72	$0.28	$0.20
Diluted	$0.71	$0.27	$0.20

(1) Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo. Adjusted free cash flow for San Mateo includes the combined financial results of San Mateo Midstream, LLC and San Mateo Midstream II, LLC prior to their October 2020 merger.

Adjusted Free Cash Flow - Matador Resources Company

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2021	2020	2020
Net cash provided by operating activities	$169,395	$157,623	$109,372
Net change in operating assets and liabilities	23,308	(9,788)	24,899
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(12,686)	(16,585)	(11,712)
Performance incentives received from Five Point	15,376	—	14,700
Total discretionary cash flow	195,393	131,250	137,259

Drilling, completion and equipping capital expenditures	85,986	70,531	133,170
Midstream capital expenditures	16,380	36,417	73,439
Expenditures for other property and equipment	133	404	787
Net change in capital accruals	33,376	(30,753)	30,135
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(4,356)	(6,083)	(47,485)
Total accrual-based capital expenditures(3)	131,519	70,516	190,046
Adjusted free cash flow	$63,874	$60,734	$(52,787)

(1)Represents Five Point’s 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below, and for the three months ended March 31, 2020, amounts related to Five Point’s $50 million carry of Matador’s proportionate interest in San Mateo.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other immaterial midstream capital expenditures not associated with San Mateo.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2021	2020	2020
Net cash provided by San Mateo operating activities	$41,198	$26,131	$25,244
Net change in San Mateo operating assets and liabilities	(15,308)	7,716	(1,341)
Total San Mateo discretionary cash flow	25,890	33,847	23,903

San Mateo capital expenditures	15,332	36,333	73,670
Net change in San Mateo capital accruals	(6,442)	(23,919)	(4,819)
San Mateo accrual-based capital expenditures	8,890	12,414	68,851
San Mateo adjusted free cash flow	$17,000	$21,433	$(44,948)